UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report: November 22, 2022

(Date of earliest event reported)

AKAMAI TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27275	04-3432319
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

145 Broadway
Cambridge, Massachusetts 02142
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 444-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	AKAM	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On November 22, 2022, Akamai Technologies, Inc. (the “Registrant”) entered into a $500 million five-year, revolving credit agreement (the “Credit Agreement”) with the financial institutions identified therein as Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement. The Credit Agreement replaces the Registrant’s existing $500 million revolving credit facility under that certain Credit Agreement, dated May 10, 2018, by and among the Registrant, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents party thereto (the “Existing Credit Agreement”), which was scheduled to mature on May 10, 2023.

Borrowings under the Credit Agreement may be used to finance working capital needs and for general corporate purposes of the Registrant and its subsidiaries. The Credit Agreement provides for an initial $500 million revolving credit facility (the “Credit Facility”). Under specified circumstances, the Credit Facility can be increased to up to $1 billion in aggregate principal amount. The Credit Agreement contains customary representations and warranties, affirmative and negative covenants, and events of default. The negative covenants include restrictions on subsidiary indebtedness, liens and fundamental changes. These covenants are subject to a number of important exceptions and qualifications. The principal financial covenant requires a maximum consolidated leverage ratio of 3.50:1.00 (with a step-up in the event of certain acquisitions). The Credit Facility expires, and any amounts outstanding thereunder will become due and payable, on November 22, 2027, subject to up to two one-year extensions at the request of the Registrant and with the consent of the lenders. The Registrant has unconditionally and irrevocably guaranteed the obligations of each of its subsidiaries in the event a subsidiary is named a borrower under the Credit Facility.

The interest rates applicable to revolving loans under the Credit Agreement are, (i) at the Registrant’s option, (x) with respect to revolving loans denominated in Dollars, either (A) a forward-looking term rate based on the secured overnight financing rate (plus a 10 basis point credit spread adjustment) (the “Adjusted Term SOFR Rate”) or (B) a base rate (which is the highest of (1) the interest rate last quoted by The Wall Street Journal as the “Prime Rate” in the U.S., (2) the NYFRB Rate in effect on such day plus 1/2 of 1%, (3) the one-month Adjusted Term SOFR Rate plus 1% and (4) 1%); and (y) with respect to revolving loans denominated in euro, Pounds Sterling or Japanese Yen, an interest rate based on the Adjusted EURIBO Rate, the Adjusted Daily Simple RFR rate or the Adjusted TIBO Rate with respect to such currency, as applicable, plus (ii) an interest margin that varies between 0.75% and 1.125% based on the Registrant’s consolidated leverage ratio. The Registrant is obligated to pay an unused commitment fee during the term of the Credit Agreement that varies between 0.07% and 0.125% depending on the Registrant’s consolidated leverage ratio.

The obligations of the Registrant under the Credit Agreement may be accelerated upon the occurrence of an Event of Default under the Credit Agreement, which includes, among other things, payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, cross-defaults, bankruptcy and insolvency related defaults, defaults relating to judgments, certain events resulting in a Material Adverse Effect on the Registrant and a change of control of the Registrant.

The description of the Credit Agreement contained herein is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

The financial institutions party to the Credit Agreement and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. Certain of these financial institutions and their respective affiliates were party to the Existing Credit Agreement and/or have provided, and may in the future provide, a variety of these services to the Registrant and to persons and entities with relationships with the Registrant, for which they received or will receive customary fees and expenses.

Item 1.02	Termination of a Material Definitive Agreement

On November 22, 2022, upon entry into the Credit Agreement described in Item 1.01 above, the Registrant terminated its Existing Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 above regarding the Credit Agreement is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)     Exhibits

Exhibit No.	Description

10.1	Credit Agreement by and among Akamai Technologies, Inc., the financial institutions identified therein as lenders and JPMorgan Chase Bank, N.A., as administrative agent, dated November 22, 2022

104	Cover page interactive data file (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 23, 2022	AKAMAI TECHNOLOGIES, INC.

/s/ Aaron Ahola
Aaron S. Ahola
Executive Vice President, General Counsel and Corporate Secretary